Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (the “Agreement”) is entered into as of September 2, 2025, by and between Benchmark Electronics, Inc., a Texas corporation (the “Company”), and Jeffrey W. Benck (“Executive”). The Company and Executive are collectively referred to herein as the “Parties.”

A. Executive is employed as the Company’s President and Chief Executive Officer pursuant to an Employment Agreement dated February 26, 2019 (the “Employment Agreement”).

B. The Company and Executive have determined that it is in their mutual best interests for Executive to retire from the President and Chief Executive Officer role effective March 31, 2026 (the “Transition Date”).

C. The Company and Executive have also determined that Executive’s skillset is uniquely valuable and for continuity and efficiency, Executive shall remain a full-time employee of the Company by transitioning immediately to an Executive Vice President and Special Advisor role for a 12-month period following the Transition Date with such full-time employment ending on March 31, 2027 (the “Retirement Date”).

D. The Company and Executive now desire to enter into this Agreement to memorialize Executive’s retirement and his transition from the President and Chief Executive Officer role to his future role as Executive Vice President and Special Advisor.

NOW, THEREFORE, for and in consideration of the mutual agreements described and agreed to be performed, Executive and the Company agree as follows:

1.
RETIREMENT as ceo.
(a)
Effective on the Transition Date, and without any further action on Executive’s part, Executive retires from, and is removed as, the Company’s President and Chief Executive Officer, as a member of the Company’s Board of Directors (the “Board”), and, except for the Executive Vice President and Special Advisor role described in this Agreement, from any and all other positions including directorships or offices that Executive holds with the Company, its subsidiaries and affiliates, and any other entities where Executive serves as a director, officer, trustee, partner, agent, or member by virtue of his role as President and Chief Executive Officer of the Company.
(b)
From the date of this Agreement through the Transition Date, Executive’s employment will continue to be governed by his existing Employment Agreement. For sake of clarity, this means, among other things, that through the Transition Date, Executive will continue to receive his annual base salary of $1,051,000 less applicable withholdings, remain eligible to earn a full fiscal year bonus for 2025 if the goals set forth in the Company’s Annual Incentive Plan are fully satisfied, remain eligible to receive a long-term incentive award for 2025 as long as he remains employed as the Company’s President and Chief Executive Officer through the applicable grant date, and will continue to participate in the Company’s standard benefit and vacation plans, including any executive benefit programs, as such plans may be amended, modified, or terminated by the Company from time to time.
2.
EMPLOYMENT AS EVP. Provided that Executive signs and does not revoke this Agreement and otherwise complies with all of the terms and conditions of this Agreement, including the requirement that Executive sign and not revoke the Supplemental Release described in Section 16, below, then beginning April 1, 2026 (“EVP Start Date”), Executive will transition to the role of Executive Vice President and Special Advisor. For the avoidance of doubt, there shall be no break in service between the Transition Date and the EVP Start Date.
(a)
Effective on the EVP Start Date and until the Retirement Date (such period the “Transition Period”), unless otherwise set forth herein, the provisions of this Section 2 will supersede and replace the Employment Agreement and any prior understandings, whether oral or written, with respect to Executive’s employment relationship, and the ultimate termination of such employment relationship, with the Company.

(b)
Executive will serve as Executive Vice President and Special Advisor during the Transition Period. Such role is a full-time, remote work position, reporting directly to the Board. During the Transition Period, Executive’s duties and responsibilities will consist primarily of transition support, strategic guidance, mentorship and leadership development. In addition, Executive will perform such other duties and tasks reasonably assigned to him by the Board or his successor. During the Transition Period, Executive shall not have the authority to bind the Company in any respect and no employee of the Company shall report to Executive.
(c)
During the Transition Period, Executive will be paid base salary at a rate per annum of $100,000, less applicable withholdings.
(d)
During the Transition Period, Executive will be provided with a laptop computer and IT support services as reasonably requested by Executive from time to time, but Executive will no longer maintain an office at the Company’s principal place of business. Executive will be reimbursed for the reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties so long as Executive submits his expenses promptly, with appropriate documentation, in compliance with the Company’s expense reimbursement policies.
(e)
During the Transition Period, Executive will be eligible to earn a cash bonus for the 2026 fiscal year based on his eligible earnings in 2026 and the Company’s attainment of the performance metrics set forth in the Company’s Annual Incentive Plan. The amount, if any, paid to Executive pursuant to the Bonus Plan for his service in 2026 will be calculated and paid to him on or prior to March 15, 2027. Executive must be employed through the applicable bonus payment date to earn and receive the annual bonus. For the avoidance of doubt, Executive shall not be eligible to earn a cash bonus for 2027 fiscal year or beyond. Executive acknowledges that he will not be entitled to any additional long-term incentive compensation grants during the Transition Period or beyond.
(f)
During the Transition Period, Executive will continue to participate in the Company’s standard benefit and vacation plans, including any executive benefit programs, as such plans may be amended, modified, or terminated by the Company from time to time. Upon Executive’s termination of employment or at the expiration of the Transition Period, Executive will be eligible to receive group medical coverage through COBRA (the cost of which is eligible for payment by the Company if the requirements of Section 3(b), below, are satisfied). Any post-employment health coverage provided pursuant to this Section will be subject to the terms and conditions set forth in the then existing group health plan.
(g)
While not anticipated, if the Company terminates Executive’s employment without Cause (as such term is defined in the Employment Agreement) during the Transition Period, provided that Executive continues to comply with all of the terms and conditions of this Agreement and signs and does not revoke the Supplemental Release described in Section 16, below, Executive shall be entitled to receive: (i) a lump sum severance amount equal to $100,000 less all amounts paid to Executive as base salary during the Transition Period, with such amount paid to Executive, less applicable withholdings, as a single lump sum cash payment within 30 days following his last day of employment; and (ii) all long-term incentive compensation awards (both time and performance based) shall remain outstanding and eligible for vesting and settlement according to the vesting and payment schedules set forth in the applicable award agreements governing such outstanding long-term incentive awards.
(h)
If (and only if) a Change in Control (as defined in the Employment Agreement) occurs during the Transition Period and following such Change in Control, the Company terminates Executive’s employment without Cause prior to the Retirement Date, provided that Executive continues to comply with all of the terms and conditions of this Agreement and signs and does not revoke the Supplemental Release described in Section 16, below, Executive shall be entitled to receive: (i) a lump sum severance amount equal to $300,000 less all amounts paid to Executive as base salary during the Transition Period, with such amount paid to Executive, less applicable withholdings, as a single lump sum cash payment within 30 days following his last day of employment; and (ii) immediate vesting of all of Executive’s unvested equity awards

(including time-based restricted stock units) then outstanding, and immediate vesting of all of Executive’s unvested performance-based equity awards (including performance share units), which vesting shall be based on target performance.
3.
SEPARATION FROM EMPLOYMENT.
(a)
Unless terminated sooner, effective as of the Retirement Date, and without any further action on the part of Executive, Executive’s employment with the Company shall terminate and such termination shall constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). On the Retirement Date, without any further action on the part of Executive, Executive shall cease to hold any and all other positions including directorships or offices that Executive holds with the Company, its subsidiaries and affiliates, and any other entities where Executive serves as a director, officer, trustee, partner, agent, or member by virtue of his role as Executive Vice President and Special Advisor.
(b)
Provided that Executive continues to comply with all of the terms and conditions of this Agreement and signs and does not revoke the Supplemental Release described in Section 16, below, as special consideration for his services to the Company: (i) all long-term incentive compensation awards (both time and performance based) shall remain outstanding and eligible for vesting and settlement according to the vesting and payment schedules set forth in the applicable award agreements governing such outstanding long-term incentive awards; and (ii) provided that Executive is eligible for and properly elects group medical coverage under COBRA, the Company will (at its option) pay directly or reimburse Executive for the full cost of the premiums of such coverage for Executive and his dependents’ for the same level of coverage that was in effect prior to the Retirement Date with such premium payments (or reimbursements) ending on the first to occur of the 12 month anniversary of the Retirement Date, the date Executive becomes eligible for group health coverage through a new employer, or the date Executive is no longer eligible for COBRA for any reason (such period, the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay (or reimburse) the amounts described in clause (ii) without violating applicable law or incurring taxes or penalties (including, without limitation, taxes or penalties under the Affordable Care Act or under Section 105 of the Code), then, to the extent permitted by applicable law and Section 409A of the Code, the Company shall pay Executive a lump sum cash amount equal to the number of full months left in the COBRA Continuation Period multiplied by the monthly premium amount required to be paid to continue the COBRA continuation benefit.
(c)
Following the termination of Executive’s employment, Executive agrees to cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative or regulatory proceeding or inquiry, or other investigation involving the Company or any affiliate that relates to events, occurrences, or conduct occurring, or claimed to have occurred, during Executive’s employment, including his employment during the Transition Period. Executive is hereby instructed to tell the truth in any litigation, administrative or regulatory proceeding or inquiry, or other investigation involving the Company and nothing herein shall be deemed or construed to suggest otherwise. If Executive’s cooperation is required pursuant to this section, the Company will reimburse Executive for reasonable out-of-pocket expenses.
4.
EXECUTIVE’S GENERAL WAIVER AND RELEASE.
(a)
Except as set forth in Section 4(b), which identifies claims expressly excluded from this Agreement, Executive, on Executive’s own behalf and on behalf of his spouse, heirs, agents, legal representatives, and assigns, hereby releases, waives, and forever discharges the Company, its affiliated companies, and their respective officers, directors, agents, members, partners, trustees, insureds, employees, contractors, successors, and assigns (the “Released Parties”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, whether disclosed or undisclosed. This full release and waiver includes, but is not limited to, claims arising from or relating to

Executive’s employment with the Company, his services as a member of its Board, and all positions and roles he has or has had as a director, officer, employee, trustee, member, partner, shareholder, or agent of any affiliated entities, and the termination of his employment and all such positions and roles. This full release and waiver includes, but is not limited to, claims of wrongful discharge, breach of contract, promissory estoppel, restitution, misrepresentation, emotional distress, defamation, invasion of privacy, fraud, breach of the covenant of good faith and fair dealing, discrimination, retaliation, and harassment; claims based on sex, age, race, national origin, religion, veteran status, disability or any other basis or protected class, and any and all claims brought under applicable statutes, as amended, such as: Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Older Workers’ Benefits Protection Act, Americans with Disabilities Act, Employee Retirement Income Security Act, Consolidated Omnibus Budget Reform Act, Uniformed Services Employment and Reemployment Rights Act, Fair Credit Reporting Act, False Claims Act, Family Medical Leave Act, Fair Labor Standards Act, Rehabilitation Act, Equal Pay Act, Arizona Civil Rights Act, Arizona Employment Protection Act, the anti-retaliation provisions of the Arizona Workers Compensation law, and Arizona state wage payment laws including the Arizona Wage Act; and claims arising from any applicable local, state, or federal law, and wage or benefit claims, including without limitation claims for salary, bonuses, commissions, equity awards in any affiliated or related companies (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.
(b)
The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for: (1) unemployment claims and workers’ compensation claims for accidents or injuries at work; (2) any benefits entitlements that are either payable pursuant to this Agreement, or are vested and unpaid pursuant to the terms of a Company sponsored benefit plan; (3) indemnification by the Company under applicable law as a former officer and director or under any existing Company D&O insurance policy or indemnification agreement previously entered into with the Company; (4) violation of any federal, state, or local statutory or public policy right or entitlement that, by applicable law, is not waivable; (5) Executive’s rights expressly set forth in this Agreement; (6) any rights or claims that may arise after the execution date of this Agreement; and (7) any rights to receive an award for information or cooperation provided to the Securities and Exchange Commission pursuant to SEC Rule 21-F. Nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), or any other applicable federal, state, or local governmental agency or commission (“Government Agencies”). Executive acknowledges that this Agreement and the Supplemental Release described in Section 16, below, do not limit Executive’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency nor will they preclude Executive from giving truthful testimony in response to a lawful subpoena or preclude any conduct protected under any local, state or federal law, including those providing “whistleblower” protection to Executive or the right to engage in concerted activities. Notwithstanding the foregoing, Executive acknowledges and agrees that, in light of the consideration he is receiving under this Agreement, he is waiving any monetary or personal relief that may be available to him with respect to any charge, cause of action, or complaint filed by any person, including Executive, or entity with any Government Agency.
(c)
Executive represents and warrants that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Released Parties with any local, state or federal agency or court, or with any other forum. Executive further represents and warrants that he has not assigned or transferred any claims he may have or had against the Released Parties or any of his rights or obligations under this Agreement.
(d)
Executive acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Released Parties as of the execution date of this Agreement, and that this Agreement extinguishes all such claims, unless excluded under Section 4(b).
(e)
Executive understands and agrees that the Company has no obligation to offer him the full-time employment described in Section 2 unless he executes and does not revoke this Agreement and the Supplemental Release.

5.
EXECUTIVE’S ADEA WAIVER. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date he executes this Agreement. Executive further acknowledges and certifies the following:
(a)
Executive has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement.
(b)
The consideration described in this Agreement including the offer of employment described in Section 2 is in addition to anything of value to which he is or may have been entitled.
(c)
Executive understands that the release in this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement.
(d)
Executive has been provided a period of 21 calendar days from receipt of this Agreement within which to decide whether he will execute this Agreement. Executive may sign this Agreement any time within this time period. If Executive signs before the 21-day period expires, Executive does so to expedite the Agreement and waives the remaining days to consider the Agreement.
(e)
Executive is signing this Agreement knowingly and voluntarily.
(f)
Executive has the right to revoke this Agreement within 7 calendar days after signing it, by providing written notice of revocation via email to the General Counsel of the Company, Stephen J. Beaver, steve.beaver@bench.com. Executive’s written notice of revocation must be received via email before the end of the 7th calendar day after he has timely signed this Agreement.
(g)
Executive agrees that this Agreement is not effective and that the Company will not be obligated to offer him the full-time employment described in Section 2 until all of the following have occurred: (1) Executive signs this Agreement and otherwise complies with all of its terms and conditions; (2) the 7-day revocation period contained in this Section has passed; and (3) Executive has not revoked this Agreement during the respective 7-day revocation period. If Executive does not timely sign or revokes this Agreement, then this Agreement shall be null and void and no benefits shall be provided pursuant to this Agreement and the Company will not offer Executive the full-time employment described in Section 2.
6.
RESTRICTIVE COVENANTS; CLAWBACKS. Executive acknowledges and hereby reaffirms his obligation to comply with the Company’s Clawback Policy, any clawback provisions set forth in any Company equity plan or cash bonus plan and to comply with any confidential information and restrictive covenants and non-disparagement obligations contained in any agreement Executive previously entered into with the Company, including the Employment Agreement, and nothing in this Agreement shall release Employee from his obligations to comply with any such confidential information provisions, restrictive covenants, non-disparagement provisions or clawback provisions.
7.
COMPANY PROPERTY. Upon the Company’s request or Executive’s termination of employment or service for any reason, Executive shall promptly return to the Company all property of the Company, including but not limited to: originals and hard and electronic copies of records, documents, “confidential information” as defined in the Employment Agreement, computer and office equipment, other equipment, plans, designs, electronic devices, keys, access cards, passwords, charge or credit cards, and other tangible and intangible items, in whatever form, in Executive’s possession or control. Executive understands that all electronic mail, equipment, and all computer hardware and software are property of the Company.
8.
DISPUTE RESOLUTION. Executive and the Company agree to meet informally in a good faith effort to resolve any issues arising under this Agreement. If the Parties are unable to resolve their differences, they agree to submit to binding arbitration in accordance with the procedures set forth in Section 11 of the Employment Agreement.
9.
enTIRE AGREEMENT. This Agreement along with the Supplemental Release and the other agreements described therein constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters.
10.
MODIFICATION IN WRITING. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by the Parties.
11.
GOVERNING LAW; CONSTRUCTIOn. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles. If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party.
12.
SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
13.
WITHHOLDING. The amounts due, if any, pursuant to this Agreement shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements and will be reflected on Executive’s Form W-2 for the year in which such amounts are paid. Executive hereby acknowledges that the Company, nor any of its directors, officers, agents, or employees have provided Executive with any tax-related advice with respect to the matters covered by this Agreement. Executive understands and acknowledges that he is solely responsible for obtaining his own tax advice with respect to the matters covered by this Agreement.
14.
section 409a compliance. This Agreement shall comply with Section 409A of the Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Code and the applicable regulations. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Company concludes, that the any amounts due pursuant to this Agreement are subject to Section 409A of the Code, then no such amounts will be paid prior to Executive’s “separation from service” and if Executive is deemed to be a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of his termination of employment, no payments that are subject to Section 409A shall begin until the first day of the seventh month following his “separation from service.”
15.
NO ADMISSION; GOOD REASON OR GUARANTEE OF EMPLOYMENT. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company. By signing this Agreement, the Executive specifically agrees that, following its execution, the Executive will not assert that a diminution in his title, duties, responsibilities, base salary, target bonus, other compensation, or any other action taken by the Company arising under or in furtherance of this Agreement will give rise to “Good Reason” under any other agreement executive has entered into with the Company including, without limitation the Employment Agreement. Although it is anticipated that the Executive’s employment will continue until the Retirement Date, the Executive understands that, subject to the provisions of this Agreement, the Company continues to reserve the right to terminate his employment at any time for any reason.
16.
sUPPLEMENTAL RELEASE. In exchange for compensation and benefits described in this Agreement, and to continue Executive’s employment as a full-time employee pursuant to Section 2 of this Agreement and provide the special consideration described in Section 3, Executive shall sign, deliver to the General Counsel, and not revoke, the Supplemental Release of All Claims (“Supplemental Release”) in a form substantially similar to the attached Exhibit A. To be effective the Supplemental Release must be signed by Executive within 21 calendar days after the Retirement Date but not before the day after the Retirement Date.

IN WITNESS WHEREOF, the Parties have hereby approved and executed this Agreement effective as of the date first set forth above:

EXECUTIVE

Signature:	/s/ Jeffrey W. Benck
Printed Name:	Jeffrey W. Benck
Date:	September 2, 2025

BENCHMARK ELECTRONICS, INC.

Signature:	/s/ Stephen J. Beaver
Printed Name:	Stephen J. Beaver
Title:	SVP General Counsel & CLO
Date:	September 2, 2025

EXHIBIT A

SUPPLEMENTAL RELEASE OF ALL CLAIMS

On September 2, 2025, I signed a TRANSITION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”). As required by Section 16 of the Agreement, by signing this Supplemental Release of Claims (“Supplemental Release”), I hereby renew and reaffirm my release and waiver of all potential claims against the Released Parties as defined in the Agreement through the date of my execution of this Supplemental Release.

In accordance with the ADEA (as defined in the Agreement), I acknowledge and agree that I have been fully advised of my rights under the ADEA with respect to the Agreement and this Supplemental Release as stated in Section 5 of the Agreement. Those agreements and understandings are hereby incorporated by reference and such understandings include, but are not limited to, that I have been advised to consult with an attorney before signing this Supplemental Release and have been given a period of 21 calendar days in which to consider whether to enter into this Supplemental Release. I understand that I do not have to use the entire 21-day period before signing this Supplemental Release and may waive this right. If I enter into this Supplemental Release, I understand that I may revoke the Supplemental Release and that any such revocation must be in writing, sent via email to the General Counsel of the Company, Stephen J. Beaver, steve.beaver@bench.com on or before the end of the 7th calendar day after my timely execution of this Supplemental Release. If I revoke this Supplemental Release, I understand that this Supplemental Release will be null and void, and that the Company will not provide me with the benefits described in Section 3(b) of the Agreement. If I do not revoke this Supplemental Release, it will become effective, irrevocable, binding and enforceable on the 8th day after I execute it.

I understand that my entitlement to the consideration described in Section 3(b) of the Agreement is conditioned upon me signing, not revoking, and abiding by the terms of the Agreement and this Supplemental Release.

If I sign this Supplemental Release, I understand that I must sign and return it to the General Counsel of the Company within 21 calendar days after the Retirement Date as defined in the Agreement, but not before the day after the Retirement Date.

Date:
Jeffrey W. Benck